                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
                                                         / / Confidential, for
Use of the
/ / Preliminary Proxy Statement
                                                           Commission Only (as
permitted
/X/ Definitive Proxy Statement
                                                           by Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          MACK-CALI REALTY CORPORATION
----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    / / Fee paid previously with preliminary materials.

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    / / Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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
                                     [LOGO]

                          MACK-CALI REALTY CORPORATION
                               11 COMMERCE DRIVE
                           CRANFORD, NEW JERSEY 07016

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1998
                            ------------------------

To Our Stockholders:

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Mack-Cali Realty Corporation (the "Company") will be held at The Marriott at Glenpointe, Teaneck, New Jersey on Thursday, May 21, 1998, at 3:00 p.m. for the following purposes:

       1. The election of four persons to the Board of Directors of the Company, each to serve a three-year term or until their respective successors are elected and qualified.

       2. Ratification of the appointment of Price Waterhouse LLP, independent accountants, as the Company's independent accountants for the ensuing year.

       3. Approval of an amendment to the Amended and Restated Articles of Incorporation of the Company to decrease the number of affirmative votes necessary to effect an amendment thereto from two-thirds to a majority of the shares outstanding.

    The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting are to receive reports of officers (without taking action thereon) and to transact such other business as may properly come before the Annual Meeting.

    All stockholders of record as of the close of business on March 26, 1998 are entitled to notice of and to vote at the Annual Meeting. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum.

                                          By Order of the Board of Directors

                                          /s/ Brant Cali
                                          BRANT CALI
                                          SECRETARY
March 31, 1998
Cranford, New Jersey

    THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE COMPANY'S ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                                          MAILED TO STOCKHOLDERS
                                                      ON OR ABOUT MARCH 31, 1998

                          MACK-CALI REALTY CORPORATION
                               11 COMMERCE DRIVE
                           CRANFORD, NEW JERSEY 07016

                                PROXY STATEMENT

GENERAL INFORMATION:

    This Proxy Statement is furnished to stockholders of Mack-Cali Realty Corporation, a Maryland corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 21, 1998, at 3:00 p.m., local time, at The Marriott at Glenpointe, Teaneck, New Jersey, and any adjournment or postponement thereof.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Brant Cali, the Company's Secretary) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

    The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock, par value $.01 per share (the "Common Stock"). The Company may use the services of MacKenzie Partners, Inc., 156 Fifth Avenue, Suite 110, New York, New York 10010, in soliciting proxies and, in such event, the Company expects to pay an amount not to exceed $7,500, plus out-of-pocket expenses, for such services. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

    The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock of the Company, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business at March 26, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 55,180,279 shares of Common Stock outstanding.

    Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on matters of the type contained in Proposal No. 2, but not as to matters of the type contained in Proposal No. 3. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR the election of each of the four nominees for director named below and FOR Proposal Nos. 2 and 3. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on Proposal No. 3, but will have no effect on the outcome of the election of directors or Proposal No. 2. Broker non-votes will have no effect on the outcome of the election of directors or Proposal No. 2, but will have the same effect as a negative vote on Proposal No. 3.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    The following table sets forth information as of March 18, 1998 with respect to each person who is known by the Company, in reliance on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"), to own beneficially more than 5% of the Company's outstanding shares of Common Stock. Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual listed with sole voting and/or investment power.

                                                        AMOUNT AND NATURE
                       NAME OF                            OF BENEFICIAL      PERCENT OF SHARES
                   BENEFICIAL OWNER                         OWNERSHIP       OUTSTANDING (%)(1)
             ---------------------------                ------------------  -------------------
Cohen & Steers Capital Management, Inc.(2)............        5,732,600              10.40
The Cali Group(3).....................................        4,137,400               7.00
Fidelity Real Estate Investment Portfolio(4)..........        2,930,000               5.30

------------------------

(1) The total number of shares outstanding used in calculating this percentage does not include 17,291,304 shares reserved for issuance upon redemption or conversion of outstanding units of limited partnership interest ("Units") in Mack-Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership") through which the Company conducts its real estate activities, or 5,736,605 shares reserved for issuance upon the exercise of stock options or warrants granted or reserved for possible grant to certain employees and directors of the Company. Of the 17,291,304 shares reserved for issuance upon redemption of outstanding Units, 9,436,030 shares, or 12.1% of the total number of shares outstanding or reserved for issuance, are reserved for issuance upon redemption or conversion of outstanding Units that are owned by executive officers, directors, their immediate family members and related trusts. Of the 5,736,605 shares reserved for issuance upon the exercise of stock options or warrants, 1,432,564 shares, or 1.8% of the total number of shares outstanding or reserved for issuance, are reserved for the exercise of options or warrants held by executive officers and directors. This information is as of March 18, 1998.

(2) Address: 757 Third Avenue, New York, New York 10017. Based upon discussions between the Company and executives of Cohen & Steers Capital Management, Inc. ("Cohen & Steers"), the

    Company believes that such shares are held for investment advisory clients and that Cohen & Steers disclaims beneficial ownership of those shares. Share information is furnished in reliance on the Schedule 13G dated February 6, 1998 of Cohen & Steers filed with the SEC, which represents holdings as of December 31, 1997. This number represents shares for which Cohen & Steers has sole dispositive power, and includes 5,026,900 shares for which Cohen & Steers has sole voting power.

(3) Address: 11 Commerce Drive, Cranford, New Jersey 07016. The Cali Group (not a legal entity) is composed of certain directors and executive officers of the Company and their immediate families and related trusts. Share information is furnished in reliance on the Schedule 13G dated February 17, 1998 of The Cali Group filed with the SEC, which represents holdings as of December 31, 1997. This number represents shares for which The Cali Group has shared dispositive and voting power, and includes limited partnership Units redeemable for shares of Common Stock and options outstanding to purchase shares of Common Stock.

(4) Address: 82 Devonshire Street, Boston, Massachusetts, 02109. FMR Corp. manages certain mutual funds and is an affiliate of the Fidelity family of mutual funds, certain of which mutual funds the Company believes collectively own more than 5% of the Company's outstanding Common Stock. FMR Corp. takes the position, however, that since the mutual funds have only an investment manager in common, they do not constitute a "group" under the applicable rules of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly, FMR Corp. is not required to file a
    Schedule 13G or Schedule 13D with respect to the Company's Common Stock. As such, the Company is unable to disclose the aggregate number of shares collectively owned by mutual funds managed by FMR Corp. and the corresponding percent of ownership of shares outstanding. However, one such fund, Fidelity Real Estate Investment Portfolio, an investment company registered under the Investment Company Act of 1940, has invested in 2,930,000 shares, or 5.90% of the total oustanding Common Stock. Share information is furnished in reliance on the Schedule 13G dated February 14, 1998 of FMR Corp filed with the SEC, which represents holdings as of December 31, 1997.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Articles of Incorporation divides the Company's Board of Directors into three classes, with the members of each such class serving staggered three-year terms. In connection with the acquisition on December 11, 1997 (the "Mack Transaction") by the Company of certain properties of The Mack Company and Patriot American Office Group (collectively, "Mack"), the Board of Directors authorized (i) the designation by Mack of three members of the Board of Directors and, in consultation with the Company, four additional independent members of the Board of Directors and (ii) the appointment of a partner of Mack, Mitchell E. Hersh, as an executive officer of the Company, each effective upon the consummation of the Mack Transaction. Upon the consummation of the Mack Transaction, William L. Mack, Earle I. Mack and Mitchell E. Hersh and, as independent directors, Paul A. Nussbaum, Vincent Tese, Jeffrey B. Lane and Martin D. Gruss, were appointed to the Board of Directors, and Mr. Hersh was appointed to the office of President and Chief Operating Officer. Concurrent with the closing of the Mack Transaction, each of Brant Cali, Brad W. Berger, Angelo R. Cali, Kenneth A. DeGhetto, James W. Hughes and Alan Turtletaub resigned as members of the Board of Directors, Thomas A. Rizk resigned as President of the Company but remained as Chief Executive Officer, Brant Cali resigned as Chief Operating Officer and was named an Executive Vice President and John R. Cali resigned as Chief Administrative Officer and was named an Executive Vice President. Messrs. Tese, Lane and Gruss were classified as Class I Directors, William L. Mack, Earle I. Mack and Mr. Nussbaum were classified as Class II Directors and Mr. Hersh was classified as a Class III Director. The new members' terms will expire upon the election and qualification of Class I, II and III directors at the Annual Meetings of Stockholders to be held in 1998, 1999 and 2000, respectively.

    The Board of Directors presently consists of thirteen members as follows:
Class I directors, Brendan T. Byrne, Vincent Tese, Jeffrey B. Lane and Martin D. Gruss, whose terms expire in 1998 (and, if re-elected at the Annual Meeting, in the year 2001); Class II directors, William L. Mack, Earle I. Mack, Paul A. Nussbaum and Alan G. Philibosian, whose terms expire in 1999; and Class III directors, John J. Cali, Thomas A. Rizk, Mitchell E. Hersh, Irvin D. Reid and Robert F. Weinberg, whose terms expire in 2000.

    At the Annual Meeting, the stockholders will elect four directors to serve as Class I directors. The Class I directors who are elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2001 and until such directors' respective successors are elected or appointed and qualify or until any such director's earlier resignation or removal. The Board of Directors believes that nominees Brendan T. Byrne, Vincent Tese, Jeffrey B. Lane and Martin D. Gruss will stand for election and will, if elected, serve as such Class I directors. However, in the event any nominee is unable or unwilling to serve as a Class I director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the By-laws of the Company.

    The affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

    BRENDAN T. BYRNE, director nominee, was appointed as a director of the Company in 1994. Mr. Byrne served two consecutive terms as Governor of the State of New Jersey prior to 1982 and has been a senior partner with Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, a Roseland, New Jersey law firm, since 1982. Governor Byrne graduated from Princeton University's School of Public Affairs and received his LL.B from Harvard Law School.

    MARTIN D. GRUSS, director nominee, was appointed as a director of the Company on December 11, 1997 as a designee of The Mack Company in connection with the Mack Transaction. Mr. Gruss is the Senior Partner of Gruss & Co., a private investment firm. From 1989-1993 Mr. Gruss served as a Director of Acme Metals Incorporated. Mr. Gruss currently serves as a member of the Board of Overseers of the Wharton School and as a Trustee of the Lawrenceville School. Mr. Gruss has a B.S. degree in Economics from the Wharton School of the University of Pennsylvania and a J.D. degree from New York University School of Law.

    JEFFREY B. LANE, director nominee, was appointed as a director of the Company on December 11, 1997 as a designee of The Mack Company in connection with the Mack Transaction. Mr. Lane is Vice Chairman of Travelers Group, which he joined in 1990. Prior to his association with Travelers Group, Mr. Lane was affiliated with Shearson Lehman Brothers since 1969, serving as President and Chief Operating Officer,

Chief Financial Officer and a member of its board of directors. Mr. Lane currently serves as a Director of the North Shore-Long Island Jewish Health System and the National Academy of Finance and as Chairman of the New York City Academy of Finance. Mr. Lane has a B.A. degree from New York University and an M.B.A. degree from the Columbia University Graduate School of Business.

    VINCENT TESE, director nominee, was appointed as a director of the Company on December 11, 1997 as a designee of The Mack Company in connection with the Mack Transaction. Prior to the Mack Transaction, Mr. Tese served as New York State Superintendent of Banks from 1983-1985, Chairman and Chief Executive Officer of the Urban Development Corporation from 1985-1994, Director of Economic Development for New York State from 1987-1994 and Commissioner and Vice Chairman of the Port Authority of New York and New Jersey from 1991-1995. Mr. Tese also served as a partner in the law firm of Tese & Tese, a partner in the Sinclair Group, a commodities trading and investment management company, and a co-founder of Cross Country Cable TV. Mr. Tese currently serves as Chairman of Wireless Cable International Inc. and as a member of the Board of Directors of The Bear Stearns Companies, Inc., Allied Waste Industries, Inc., Bowne & Company, Inc. and Cablevision, Inc., and as a Trustee of New York University School of Law and The Presbyterian Hospital in the City of New York. Mr. Tese has a B.A. degree in accounting from Pace University, a J.D. degree from Brooklyn Law School and an LL.M. degree in taxation from New York University School of Law.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information as of March 18, 1998 for (i) the members of the present Board of Directors, (ii) the executive officers of the Company and (iii) the directors and executive officers of the Company as a group:

                                                                                                               PERCENT OF
                                                                                                                 SHARES
                                                                                               PERCENT OF      OUTSTANDING
                                                                                                 SHARES      (CALCULATED ON
                                                           FIRST     TERM       NUMBER OF      OUTSTANDING   A FULLY-DILUTED
NAME AND POSITION (1)                               AGE   ELECTED   EXPIRES     SHARES (2)       (%)(3)       BASIS)(%)(4)
--------------------------------------------------  ---   -------   -------   --------------   -----------   ---------------
John J. Cali, Chairman of the Board (5)...........  79     1994      2000            465,743(7)        *              *
William L. Mack, Director (5).....................  58     1997      1999          4,435,765(8)     7.44           5.97
Thomas A. Rizk, Chief Executive Officer and
  Director (5)....................................  40     1994      2000            360,933(9)        *              *
Mitchell E. Hersh, President,Chief Operating
  Officer and Director (5)........................  47     1997      2000            187,767(10)        *             *
John R. Cali, Executive Vice President............  50     --        --              402,765(11)        *             *
Brant Cali, Executive Vice President and Secretary
  (30)............................................  43     1997      --              551,115(12)     1.00             *
Roger W. Thomas, Executive Vice President, General
  Counsel and Assistant Secretary.................  40     --        --               82,723(13)        *             *
Barry Lefkowitz, Executive Vice President and
  Chief Financial Officer.........................  36     --        --               82,449(14)        *             *
Timothy M. Jones, Executive Vice President and
  Chief Investment Officer........................  42     --        --              313,339(15)        *             *
James Nugent, Senior Vice President--Leasing......  45     --        --              110,333(16)        *             *
Albert Spring,Vice President--Operations..........  51     --        --              132,554(17)        *             *
Brendan T. Byrne, Director (6)....................  73     1994      1998              7,100(18)        *             *
Martin D. Gruss, Director.........................  55     1997      1998             25,000(19)        *             *
Jeffrey B. Lane, Director.........................  55     1997      1998              5,000          *               *
Earle I. Mack, Director...........................  61     1997      1999          2,662,890(20)     4.60          3.59
Paul A. Nussbaum, Director........................  50     1997      1999             54,785(21)        *             *
Alan G. Philibosian, Director (6).................  44     1997      1999              5,500(22)        *             *
Irvin D. Reid, Director (6).......................  57     1994      2000              2,000(23)        *             *
Vincent Tese, Director............................  55     1997      1998              2,000          *               *
Robert F. Weinberg, Director......................  68     1997      2000            526,532(24)     1.00             *
Brad W. Berger (30)...............................  42     1997      --              332,006(25)        *             *
Angelo R. Cali (30)...............................  82     1994      --              502,949(26)        *             *
Kenneth A. DeGhetto (30)..........................  73     1994      --                9,000          *               *
James W. Hughes (30)..............................  52     1994      --                7,000(27)        *             *
Alan Turtletaub (30)..............................  82     1994      --                8,000(28)        *             *
                                                    ---   -------   -------   --------------      -----           -----
All Directors and executive officers as a group...  --     --        --           11,275,248(29)    16.97         15.18
                                                                              --------------      -----           -----
                                                                              --------------      -----           -----

------------------------

*   Beneficial Ownership of less than 1 percent is omitted.

(1) Certain executive officers and directors of the Company and various other persons and entities beneficially own in the aggregate, approximately 13.6 percent of the limited partnership interests in the Operating Partnership in which the Company has a 76.1 percent general partnership interest and the aggregate limited partners' interest is 23.9 percent (including Contingent Units, as hereinafter defined). The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, limited partnership interests are redeemable into shares of Common Stock on a one-for-one basis.

(2) Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual listed with sole voting and/or investment power.

(3) Assumes redemption of only the limited partnership interests in the Operating Partnership beneficially owned by such owner into shares of Common Stock (disregarding any waiting periods before such redemption is legally permitted) and the exercise of vested options and warrants held only by such owner. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests held by trusts unrelated to such owners and persons not in such owner's immediate family are redeemed into shares of Common Stock, and that none of the options or warrants held by other individuals are exercised.

(4) Assumes the redemption of all outstanding limited partnership interests in the Operating Partnership into shares of Common Stock and the exercise of all vested options and warrants.

(5) Member of Executive Committee of the Board of Directors.

(6) Member of Option and Executive Compensation Committee of the Board of Directors.

(7) Includes 290,561 shares of Common Stock that may be issued upon the redemption of all of John J. Cali's limited partnership interests in the Operating Partnership and 158,569 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of John J. Cali's immediate family and trusts of which he is a trustee. Also includes vested options to purchase 15,513 shares of Common Stock.

(8) Includes 3,044,665 shares of Common Stock that may be issued upon the redemption of all of William L. Mack's limited partnership interests in the Operating Partnership (486,621 of which result from the redemption of Contingent Units and 465,887 of which result from the exercise of Warrants) and 977,963 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership (32,885 of which result from the redemption of Contingent Units and 149,930 of which result from the exercise of Warrants) held by trusts of which Mr. Mack or his wife is a trustee. Also includes 413,137 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership (63,334 of which results from the exercise of Warrants) held by a partnership to which Mr. Mack possesses sole or shared dispositive or voting power.

(9) Includes 141,383 shares of Common Stock that may be issued upon the redemption of all of Thomas A. Rizk's limited partnership interests in the Operating Partnership. Also includes vested options to purchase 67,995 shares of Common Stock.

(10) Includes 119,772 shares of Common Stock that may be issued upon the redemption of all of Mitchell E. Hersh's limited partnership interests in the Operating Partnership. Also includes vested warrants to purchase 67,995 shares of Common Stock.

(11) Includes 83,951 shares of Common Stock that may be issued upon the redemption of all of John R. Cali's limited partnership interests in the Operating Partnership. Also includes vested options to purchase 263,259 shares of Common Stock.

(12) Includes 149,501 shares of Common Stock that may be issued upon the redemption of all of Brant Cali's limited partnership interests in the Operating Partnership. Also includes vested options to purchase 346,059 shares of Common Stock.

(13) Includes vested options to purchase 57,093 shares of Common Stock.

(14) Includes vested options to purchase 57,093 shares of Common Stock.

(15) Includes vested warrants to purchase 170,000 shares of Common Stock and vested options to purchase 21,059 shares of Common Stock. Also includes 122,280 limited partnership interests in the Operating Partnership, which represent Mr. Jones' share of the limited partnership interests received by Robert Martin LLC ("Robert Martin") and its affiliates in connection with the RM Transaction (as hereinafter defined) (the "RM Units").

(16) Includes 14,783 shares of Common Stock that may be issued upon the redemption of all of Mr. Nugent's limited partnership interests in the Operating Partnership. Also includes vested options to purchase 75,345 shares of Common Stock.

(17) Includes 42,029 shares of Common Stock that may be issued upon the redemption of all of Mr. Spring's limited partnership interests in the Operating Partnership. Does not include 2,335 shares of Common Stock owned by Mr. Spring's wife and brother-in-law as tenants-in-common, of which Mr. Spring disclaims beneficial ownership. Also includes vested options to purchase 62,012 shares of Common Stock.

(18) Includes vested options to purchase 7,000 shares of Common Stock.

(19) Includes 5,000 shares of Common Stock held by trusts of which Mr. Gruss is a trustee, of which Mr. Gruss disclaims beneficial ownership.

(20) Includes 2,662,890 shares of Common Stock that may be issued upon the redemption of all of Earle I. Mack's limited partnership interests in the Operating Partnership (464,354 of which result from the redemption of Contingent Units and 408,763 of which result from the exercise of Warrants).

(21) Includes 54,785 shares of Common Stock that may be issued upon the redemption of all of Paul A. Nussbaum's limited partnership interests in the Operating Partnership (30,163 of which result from the redemption of Contingent Units and 9,095 of which result from the exercise of Warrants).

(22) Includes 250 shares of Common Stock owned by Mr. Philibosian's family of which Mr. Philibosian disclaims beneficial ownership. Also includes vested options to purchase 5,000 shares of Common Stock.

(23) Includes vested options to purchase 2,000 shares of Common Stock.

(24) Includes 521,532 limited partnership interests in the Operating Partnership, which represent Mr. Weinberg's share of the RM Units. Also includes vested options to purchase 5,000 shares of

    Common Stock. Does not include 1,000 shares of Common Stock owned by Mr. Weinberg's wife, of which Mr. Weinberg disclaims beneficial ownership.

(25) Includes vested warrants to purchase 170,000 shares of Common Stock and vested options to purchase 19,141 shares of Common Stock. Also includes 142,280 limited partnership interests in the Operating Partnership, which represent Mr. Berger's share of the RM Units.

(26) Includes 495,949 shares of Common Stock that may be issued upon the redemption of all of Angelo R. Cali's common Units and 234,859 shares of Common Stock that may be issued upon the redemption of all of the common Units held by members of Angelo R. Cali's immediate family and trusts of which he is a trustee. Also includes vested options to purchase 7,000 shares of Common Stock.

(27) Includes vested options to purchase 7,000 shares of Common Stock.

(28) Includes vested options to purchase 7,000 shares of Common Stock.

(29) Includes 7,886,361 shares of Common Stock that may be issued upon the redemption of all of the executive officers' and directors' limited partnership interests in the Operating Partnership. Includes 1,549,669 shares of the Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of the directors' and executive officers' immediate families, trusts of which they are trustees or entities over which they possess sole or shared dispositive or voting power. Also includes vested options to purchase 1,024,569 shares of Common Stock and vested warrants to purchase 407,995 shares of Common Stock.

(30) Resigned from the Board of Directors of the Company upon the consummation of the Mack Transaction on December 11, 1997. Presently serves as a member of the Advisory Board.

    Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1--Election of Directors." Biographical information concerning the remaining directors and executive officers is set forth below.

    JOHN J. CALI serves as Chairman of the Board of Directors and as a member of the Executive Committee of the Board of Directors of Mack-Cali. Mr. Cali co-founded Cali Associates, the real estate development company which was the predecessor of Cali, in 1949 and since such date has been responsible for its and Mack-Cali's overall development strategies and policies. Mr. Cali graduated from Indiana University.

    WILLIAM L. MACK serves as a member of the Board of Directors and as Chairman of the Executive Committee of Mack-Cali. Prior to the Mack Transaction, Mr. Mack served as Managing Partner of The Mack Company, where he pioneered the development of large, Class A office properties and helped to increase The Mack Company's portfolio to approximately 20 million square feet of office, industrial, retail and hotel facilities. Mr. Mack also served as chairman of Patriot American Office Group. In addition, Mr. Mack is a managing partner of Apollo Real Estate Advisors, L.P. which investment funds have invested in greater than $10 billion of various diversified real estate ventures. Mr. Mack also currently serves as a member of the board of directors of Koger Equity, Inc., The Bear Stearns Companies, Inc., Metropolis Realty Trust, Inc., Metropolitan Regional Advisory Board and Vail Resorts, Inc. Mr. Mack is a trustee of the North Shore-Long Island Jewish Health System and the University of Pennsylvania, a member of the Board of Overseers of The Wharton School and serves on the Executive Committee for the Real Estate Center of The Wharton School. Mr. Mack attended the Wharton School of Business and Finance at the University of Pennsylvania and has a B.S. degree in business administration, finance and real estate from New York University.

    THOMAS A. RIZK serves as Chief Executive Officer and as a member of the Board of Directors and of the Executive Committee of the Board of Directors of Mack-Cali. In addition, Mr. Rizk was a principal of Cali Associates and served as its General Counsel and as a member of its Executive Committee from 1989 to 1994, as its Chief Financial Officer from 1991 to 1994 and as the Company's President from 1994 through December 1997. Mr. Rizk was responsible for coordinating all financial activities for Cali Associates and for developing its strategic direction and investment strategies. Mr. Rizk is responsible for the strategic direction and long-term planning for the Company. He is also responsible for creating and implementing Mack-Cali's capital market strategies. Prior to joining Cali Associates, Mr. Rizk was vice president and general counsel of Dubnoff & Koch, a New Jersey-based real estate development firm. He received his J.D. degree from Rutgers School of Law and his LL.M. degree in taxation from New York University School of Law.

    MITCHELL E. HERSH serves as President and Chief Operating Officer and as a member of the Board of Directors and of the Executive Committee of the Board of Directors of Mack-Cali. Prior to the Mack Transaction, Mr. Hersh served as a Partner of The Mack Company since 1982 and as Chief Operating Officer of The Mack Company since 1990, where he was responsible for overseeing the development, operations, leasing and acquisitions of The Mack Company's office and industrial portfolio. Mr. Hersh is responsible for the strategic direction and long-term planning for the Company, with particular emphasis on the operations and acquisitions departments. Mr. Hersh has a B.A. degree in architecture from Ohio University.

    JOHN R. CALI serves as Executive Vice President of Mack-Cali. Mr. Cali resigned as Chief Administrative Officer of the Company on December 11, 1997 upon the closing of the Mack Transaction. In addition, Mr. Cali was a principal of Cali Associates and served as a member of its Long Range Planning Committee from 1981 to 1994 and its Executive Committee from 1987 to 1994 and was responsible for the development of Cali Associates' office system and the management of its office personnel. Mr. Cali also developed and organized the leasing and property management departments of Cali Associates and he is now responsible, together with Timothy M. Jones, for directing the acquisition functions of Mack-Cali. Mr. Cali has a M.Ed. degree in counseling, organizational development and personnel from the University of Missouri.

    BRANT CALI serves as Executive Vice President and Secretary of Mack-Cali and as a member of the Advisory Board. Mr. Cali resigned from the Board of Directors and as Chief Operating Officer of the Company on December 11, 1997 upon the closing of the Mack Transaction. In addition, Mr. Cali was a principal of Cali Associates and served as a member of its Executive and Long Range Planning Committees from 1981 to 1994. Mr. Cali is responsible for directing the property management departments and providing overall strategic direction for the Company. Mr. Cali holds a Ph.D. degree in plant pathology from North Carolina State University.

    ROGER W. THOMAS serves as Executive Vice President, General Counsel and Assistant Secretary of Mack-Cali. Mr. Thomas' responsibilities include structuring and implementing Mack-Cali's acquisitions and mergers, corporate governance, supervising outside legal counsel, insuring legal compliance and preparation of required disclosure documents. Mr. Thomas also assists the Company in investor relations and in implementing the Company's investment strategies, financial activities and acquisitions. Prior to joining the Company, Mr. Thomas was a partner at the law firm of Dreyer & Traub in New York, specializing in real estate and commercial transactions. Mr. Thomas holds a BSBA in finance and a J.D. degree from the University of Denver.

    BARRY LEFKOWITZ serves as Executive Vice President and Chief Financial Officer of Mack-Cali. Mr. Lefkowitz is responsible for all financial reporting matters, strategic financial planning, long-term forecasting, investor relations and management of capital markets activities. Before joining Mack-Cali, Mr. Lefkowitz was a Senior Manager specializing in real estate with the accounting firm of Deloitte & Touche LLP. Mr. Lefkowitz is a certified public accountant and a graduate of Brooklyn College.

    TIMOTHY M. JONES serves as Executive Vice President and Chief Investment Officer of Mack-Cali. Prior to the acquisition by the Company of 65 properties from Robert Martin and its affiliates in January 1997 (the "RM Transaction"), Mr. Jones served as Executive Vice President and Chief Operating Officer of Robert Martin, where he was responsible for the daily corporate operations and management of the firm's six-million square foot portfolio in New York and Connecticut. Prior to joining Robert Martin, Mr. Jones served as a Vice President in Chemical Bank's Real Estate Division, as President of Federated National Company in State College, Pennsylvania and as President of Clifton Companies in Stanford, Connecticut. Mr. Jones, together with John R. Cali, is responsible for directing the acquisition functions of the Company. Mr. Jones has a B.A. degree in economics from Yale University and a M.S. degree in business from Columbia University.

    JAMES NUGENT serves as Senior Vice President-Leasing of Mack-Cali. From 1991 to 1994, Mr. Nugent served as the Senior Director of Leasing at Cali Associates, supervising all leasing activity and analyzing the financial aspects of all major leases, and he remains responsible for such duties with the Company. From 1984 to 1991, Mr. Nugent's responsibilities included negotiating the financial and business terms of leases for the Cali Associates portfolio of properties, analyzing future projects and formulating the structure of potential development opportunities. Mr. Nugent is a certified public accountant and a graduate of Western Illinois University.

    ALBERT SPRING serves as Vice President-Operations of Mack-Cali. Mr. Spring was responsible from 1977 to 1994 for construction management at Cali Associates, including engineering, processing approvals, estimating costs and supervising contractors, and he remains responsible for such duties with the Company. Mr. Spring has a B.S. degree in civil engineering from City College of New York and has a M.B.A degree from Bernard Baruch Graduate School of Business.

    EARLE I. MACK serves as a member of the Board of Directors of Mack-Cali. Prior to the Mack Transaction, Mr. Mack served as Senior Partner and Chief Financial Officer of The Mack Company since 1964. Mr. Mack, together with his three brothers, led The Mack Company in pioneering the development of large, class A office properties and helped to grow The Mack Company's portfolio to approximately 20 million square feet of office, industrial, retail and hotel facilities. Mr. Mack has a B.S. degree in Business Administration from Drexel University and also attended Fordham Law School.

    PAUL A. NUSSBAUM serves as a member of the Board of Directors of Mack-Cali. Prior to the Mack Transaction, Mr. Nussbaum founded the Patriot American group of companies and currently serves as Chairman and Chief Executive Officer of Patriot American Hospitality, Inc. and as a member of the board of directors of First Plus Financial Group, Inc. Prior to his association with Patriot American, Mr. Nussbaum practiced real estate and corporate law in New York for 20 years, the last twelve of which he served as chairman of the real estate department of Schulte Roth & Zabel. Mr. Nussbaum currently serves as an overseer of Colby College, a member of the Board of Visitors of the Georgetown University Law Center, a trustee of the Dallas Symphony and a National Trustee of the National Jewish Medical Research Center in Denver. Mr. Nussbaum is a member of the Urban Land Institute, the American College of Real

Estate Lawyers and the Advisory Board of the Real Estate Center of the Wharton School of Business. Mr. Nussbaum has a B.A. degree from the State University of New York at Buffalo and a J.D. degree from the Georgetown University Law Center.

    ALAN G. PHILIBOSIAN serves as a member of the Board of Directors of Mack-Cali. Mr. Philibosian is an attorney practicing in Englewood, New Jersey. Mr. Philibosian is currently a Commissioner on The Port Authority of New York and New Jersey, and also serves on the John Harms Center for the Arts, Englewood, New Jersey. Mr. Philibosian graduated from Rutgers College, and received his J.D. degree from Boston College Law School and his LL.M. degree in taxation from New York University.

    IRVIN D. REID serves as a member of the Board of Directors of Mack-Cali. He also serves as President of Wayne State University in Michigan. Prior to becoming the President of Wayne State University, Dr. Reid served as President of Montclair State University (formerly Montclair State College) in New Jersey from 1989 to 1997, and held positions of Dean, School of Business Administration, and John Stagmaier Professor of Economics and Business Administration at the University of Tennessee at Chattanooga. Dr. Reid is also a member of the board of directors of Fleet Bank, N.A. Dr. Reid received his B.S. degree and M.S. degree in general and experimental psychology from Howard University. He earned his M.A. and Ph.D. degrees in business and applied economics from The Wharton School of the University of Pennsylvania.

    ROBERT F. WEINBERG serves as a member of the Board of Directors of Mack-Cali. Prior to the RM Transaction, Mr. Weinberg served as Co-Chairman and General Partner of Robert Martin since its founding in 1957. Mr. Weinberg is presently the Chairman of the Outreach Committee on Orderly Growth in Westchester, a Director of City & Suburban Federal Savings Bank and a Director of the Westchester County Association. Mr. Weinberg earned a B.S. degree in Mechanical Engineering from New York University, an M.S. degree in Building Engineering & Construction from M.I.T. and a J.D. degree from Brooklyn Law School.

    BRAD W. BERGER serves as a member of the Advisory Board of Mack-Cali. Mr. Berger resigned from the Board of Directors on December 11, 1997 upon the closing of the Mack Transaction. Prior to the RM Transaction, Mr. Berger served as Robert Martin's President and Chief Executive Officer from 1994 to 1996, leading Robert Martin's strategic, organizational and financial endeavors. Employed with Robert Martin since 1977, Mr. Berger became a Director of Commercial Leasing of Robert Martin in 1979, was promoted to Vice President in 1982 and appointed to Executive Vice President in 1986, upon which he assumed the daily operations responsibilities of the commercial real estate portfolio. He received his B.A. degree in economics from Yale University.

    ANGELO R. CALI serves as a member of the Advisory Board of Mack-Cali. Prior to the formation of Mack-Cali, Mr. Cali was a principal of Cali Associates and a member of its Executive and Long Range Planning Committees. Mr. Cali co-founded Cali Associates in 1949 and was responsible for its organizational development from such date until the completion of Cali's initial public offering in 1994. Mr. Cali resigned as a member of the Board of Directors on December 11, 1997 upon the closing of the Mack Transaction.

    KENNETH A. DEGHETTO serves as a member of the Advisory Board of Mack-Cali. Mr. DeGhetto currently serves as Chairman Emeritus of the Board of Directors of Foster Wheeler Corporation. Mr. DeGhetto earned his B.S. degree from the U.S. Merchant Marine Academy and his B.M.E. degree from Rensselaer Polytechnic Institute. Mr. DeGhetto resigned as a member of the Board of Directors on December 11, 1997 upon the closing of the Mack Transaction.

    JAMES W. HUGHES serves as a member of the Advisory Board of Mack-Cali. He currently serves as Dean of the Edward J. Bloustein School of Planning and Public Policy at Rutgers University and Professor of Urban Planning and Policy Development. He is also the Director of The Rutgers Regional Report which, during its six-year existence, has produced 17 major economic/demographic studies on New Jersey and the region. Dr. Hughes received each of his B.S. degree in engineering, his M.S. degree in city and regional planning and his Ph.D. degree in urban planning and policy development from Rutgers University. Mr. Hughes resigned as a member of the Board of Directors on December 11, 1997 upon the closing of the Mack Transaction.

    ALAN TURTLETAUB serves as a member of the Advisory Board of Mack-Cali. Mr. Turtletaub is the founder and former Chairman of the Board of The Money Store. Mr. Turtletaub is also the founder and a board member of the National Second Mortgage Association and is also on the advisory board of Valley National Bank. Mr. Turtletaub attended New York University and Seton Hall University. Mr. Turtletaub resigned as a member of the Board of Directors on December 11, 1997 upon the closing of the Mack Transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain directors and executive officers of the Company (or members of their immediate families or related trusts) and persons who hold more than 5% of the outstanding shares of Common Stock (or Units in the Operating Partnership) had direct or indirect interests in certain transactions of the Company or the Operating Partnership in the last fiscal year as follows:

        -  Upon the closing of the Mack Transaction, certain principals of Mack were granted an aggregate of 3,972,318 common Units, 230,562 preferred Units and 2,000,000 Warrants to purchase common Units. The Warrants and the common and preferred Units represent the equivalent of 12,626,344 shares of Common Stock. In addition, 2,006,432 contingent common Units and 19,694 contingent preferred Units representing the equivalent of 2,574,801 shares of Common Stock (collectively, the "Contingent
           Units") were issued to Mack as contingent, non-participating Units. Redemption of such Contingent Units will occur upon the achievement of certain performance goals relating to certain of the properties acquired by the Company in connection with the
           Mack Transaction.
        -  In January 1997, pursuant to their employment agreements, Thomas A. Rizk, Roger W.
           Thomas, Barry Lefkowitz, James Nugent and Albert Spring purchased 96,000, 16,000,
           16,000, 12,800 and 11,200 shares, respectively, of the Company's Common Stock, and were provided fixed-rate, non-recourse stock acquisition loans ("Stock Acquisition
           Loans") by the Company in the amounts of $3,000,000, $500,000, $500,000, $400,000 and $350,000, respectively, to finance such purchases, which, together with the interest thereon, the Company agreed to forgive ratably in five annual installments on each anniversary date of the incurrence of such loan under certain terms and conditions, including the continued employment of each executive with the Company.
           In addition, John R. Cali, Brant Cali, Thomas A. Rizk, Roger W. Thomas, Barry
           Lefkowitz, James Nugent and Albert Spring were issued 55,555, 55,555, 55,555, 9,260,
           9,260, 7,405 and 6,480 restricted shares ("Restricted Stock"), respectively, of
           Common Stock pursuant to their respective January 1997 employment agreements, which were to vest ratably in five annual installments on each anniversary of the date of grant, subject to the satisfaction of certain conditions.

        -  Upon the closing of the Mack Transaction in December 1997, certain conditions in the
           January 1997 employment agreements of each of the aforementioned senior executives were triggered, thereby resulting in the acceleration of the vesting of the
           Restricted Stock and certain stock options, and the forgiveness of the Stock
           Acquisition Loans (including interest thereon), including the payment of certain tax gross-up amounts. The value of accelerated vesting in Restricted Stock, Stock
           Acquisition Loan forgiveness (including interest thereon), stock options and the tax gross-up payments determined to be payable for each executive upon consummation of the Mack Transaction, based on a $39.00 stock price, which price approximated the market price of the Company's Common Stock at the close of business on or about the date of closing of the Mack Transaction, is as follows: Mr. Rizk, Restricted Stock
           $2,166,645, Stock Acquisition Loan forgiveness $3,169,462, options $918,750, tax gross-up $2,134,443; for each of Brant Cali and John R. Cali, Restricted Stock
           $2,166,645, options $918,750, tax gross-up $866,658; for each of Messrs. Thomas and
           Lefkowitz, Restricted Stock $361,140, Stock Acquisition Loan forgiveness $528,244, options $357,000, tax gross-up $355,754; Mr. Nugent, Restricted Stock $288,795,
           Stock Acquisition Loan forgiveness $422,595, options $357,000, tax gross-up
           $284,556; and Mr. Spring, Restricted Stock $252,720, Stock Acquisition Loan
           forgiveness $369,771, options $408,000, tax gross-up $248,996.
        -  Under each of Messrs. Rizk's, Brant Cali's and John R. Cali's January 1997
           employment agreements with the Company, each executive was entitled under certain circumstances to resign for "good reason" (as defined in the employment agreements)
           and to receive payment under the employment agreements of the applicable amounts specified in the previous paragraph as well as certain severance payments (totaling
           $9,103,269 for Mr. Rizk and $5,681,635 for each of Brant Cali and John R. Cali).
           Furthermore, upon a resignation for "good reason," each such executive could immediately compete directly with the Company. In view of the significant changes in the overall authority, duties and responsibilities of these individuals resulting from the Mack Transaction, the Compensation Committee (as hereinafter defined)
           determined and the Board of Directors of the Company concurred that consummation of the Mack Transaction would have entitled each of these senior executives to terminate his employment for good reason, receive such payments and thereafter not be subject to the non-competition provisions of his employment agreement. However, the Compensation Committee and the Board of Directors concluded that the continued
           employment of and lack of competition by these senior executives is essential to the continued success of the Company's business and in the best interests of the Company and its stockholders. Therefore, the Board of Directors, in its discretion, authorized the Company to enter into new employment agreements with these senior executives, effective upon the consummation of the Mack Transaction, pursuant to which, among other things, the senior executives were paid the amounts referenced above in cancellation of their January 21, 1997 employment agreements and for the re-affirmation of their agreements not to compete directly with the Company. Each of these senior executives entered into a new employment agreement with the Company pursuant to which each of the senior executives waived any right he may have had to sever employment and to compete with the Company as a result of the Mack
           Transaction. See "Employment Contracts; Termination of Employment."
        -  Upon the closing of the Mack Transaction in December 1997, certain conditions in the employment agreements of Messrs. Jones and Berger were triggered, thereby causing the acceleration of the vesting of certain warrants and options valued at approximately $1,034,000 for each of Messrs. Jones and Berger, assuming a $39.00 stock price, which price approximated the

           market price of the Company's Common Stock at the close of business on or about the date of closing of the Mack Transaction.
        -  In recognition of the performance and valued service of Messrs. Thomas, Lefkowitz,
           Nugent and Spring, the Board of Directors authorized the payment to each of these senior executives, upon the consummation of the Mack Transaction in December 1997, of an additional discretionary tax gross-up payment in order to enable these executives to meet their respective full tax obligations related to the accelerated vesting of their Restricted Stock and forgiveness of their Stock Acquisition Loans.
           These additional discretionary tax gross-up payments enabled each of the senior executives to maintain their equity positions in the Company which may have otherwise been liquidated to meet their respective full tax obligations. The amounts were as follows: Messrs. Thomas and Lefkowitz $400,222; Mr. Nugent $320,126; Mr.
           Spring $280,121.
        -  In December 1997, Messrs. Rizk, Jones, Berger, Thomas, Lefkowitz, Nugent and Spring,
           in recognition of their contributions and valued service with regard to the successful origination, structuring and completion of the Mack Transaction and in recognition of other services performed by them during the fiscal year, each were granted a discretionary incentive and merit bonus as determined by the Board of
           Directors as follows: Mr. Rizk, $1,950,000; Messrs. John R. Cali and Brant Cali,
           $175,000 each; Messrs. Jones and Berger, $1,575,000 each; Mr. Thomas $800,000; Mr.
           Lefkowitz $725,000; Mr. Nugent $400,000; and Mr. Spring $450,000.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes of ownership (Forms 3, 4 and 5) of the Common Stock with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% holders are required by SEC regulations to furnish the Company with copies of such forms that they file.

    To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, the Company believes that for the fiscal year 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

MEETINGS OF COMMITTEES AND THE BOARD OF DIRECTORS

    During 1997, the entire Board of Directors met fifteen times. No director attended fewer than 75 percent of all of the meetings of the Board of Directors.

    The Board of Directors has three committees: the Executive Committee, the Audit Committee and the Executive Compensation and Option Committee. Upon appointment to a committee, no member of a committee attended fewer then 100 percent of all the meetings of the Committee of which he was a member. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to make recommendations for committee appointments or recommendations for nominees to the Board of Directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Brant Cali, the Company's Secretary, at the Company's address set forth on the first page of this Proxy Statement.

    Until December 11, 1997, the Audit Committee consisted of Kenneth A. DeGhetto, James W. Hughes and Alan Turtletaub. Subsequent to such date, the Board of Directors appointed Brendan T. Byrne, Martin D. Gruss, Paul A. Nussbaum and Irvin D. Reid as members of the Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent accountants, reviews with the independent accountants the scope and results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met once during 1997.

    The Executive Compensation and Option Committee (the "Compensation Committee") consists of Brendan T. Byrne, Alan G. Philibosian and Irvin D. Reid. The Executive Compensation and Option Committee establishes remuneration levels for executive officers of the Company and implements incentive programs, including the Employee Stock Option Plan and the Director Stock Option Plan. The Executive Compensation and Option Committee met twice during 1997.

    The Executive Committee consists of Thomas A. Rizk, Mitchell E. Hersh, John
J. Cali and William L. Mack. The Executive Committee acts for the Board of Directors in between regularly scheduled meetings of the Board within certain parameters prescribed by the Board of Directors.

COMPENSATION OF DIRECTORS

    DIRECTORS' FEES. Each director is paid an annual fee of $10,000, plus $1,000 per board meeting attended, $500 per committee meeting attended and $250 per telephonic meeting participation. Each director also is reimbursed for expenses incurred in attending director and committee meetings. For fiscal 1997, Brendan Byrne, Angelo R. Cali, John J. Cali, Kenneth A. DeGhetto, James W. Hughes, Brad
W. Berger, Irvin D. Reid, Thomas A. Rizk, Alan Turtletaub, Alan G. Philibosian, Robert F. Weinberg and Brant Cali received directors' fees in the amounts of $21,000, $18,500, $19,250, $18,000, $23,250, $14,500, $19,000, $18,000, $16,000,
$15,500, $17,250 and $10,250, respectively. William L. Mack, Mitchell E. Hersh, Earle I. Mack, Martin D. Gruss, Jeffrey B. Lane, Paul A. Nussbaum and Vincent Tese, who became members of the Board of Directors on December 11, 1997, upon consummation of the Mack Transaction, each received directors' fees in the amount of $820 for fiscal 1997.

    DIRECTORS' STOCK OPTION PLAN. Pursuant to the Director Stock Option Plan, each non-employee director is granted a non-statutory option to purchase 5,000 shares of Common Stock in connection with the director's initial election or appointment to the Board of Directors. These grants under the Director Stock Option Plan are made at an exercise price equal to the "fair market value" (as defined under the Director Stock Option Plan) at the time of the grant of the shares of Common Stock subject to such option. The Executive Compensation and Option Committee may make additional discretionary option grants to eligible directors, consistent with the terms of the Plan. In 1997, Robert F. Weinberg was granted 5,000 options at an exercise price of $33.00 per share and Alan Philibosian was granted 5,000 options at an exercise price of $33.875 per share. Also during 1997, Brendan T. Byrne, Angelo R. Cali, Kenneth A. DeGhetto, James
W. Hughes, Irvin D. Reid, Alan Turtletaub, William L. Mack, Earle I. Mack, Alan
G. Philibosian, Robert F. Weinberg, Paul A. Nussbaum, Vincent Tese, Jeffrey B. Lane and Martin D. Gruss were each granted 10,000 options at an exercise price of $38.75 per share. The Board of Directors may amend, suspend or discontinue the Director Plan at any time except that certain specified amendments must be approved (at a meeting held within 12 months before or after the date of such amendment) by the holders of the majority of issued and outstanding shares of Common Stock of the Company entitled to vote.

    On May 15, 1997, the Board of Directors created an Advisory Board to assist the Board of Directors. Non-employee members of the Advisory Board are entitled to participate in the Director Stock Option Plan. In December 1997, upon the consummation of the Mack Transaction and simultaneously with their appointment to the Advisory Board, Kenneth A. DeGhetto, Alan Turtletaub, James W. Hughes and Angelo R. Cali were each granted an option to purchase 10,000 shares of Common Stock at an exercise price of $38.75 per share. Also in December 1997, Martin S. Berger and Edward Leshowitz, the initial members of the Advisory Board, each were granted an option to purchase 10,000 shares of Common Stock at an exercise price of $38.75 per share. Each such option shall vest on the earlier of (i) December 12, 1998, provided the Advisory Board member remains in continuous service on the Advisory Board or the Board of Directors during such period or
(ii) upon the Advisory Board member's termination of service on the Advisory Board or Board of Directors due to retirement, death or disability. In addition, members of the Advisory Board who were members of the Board of Directors on the date of the closing of the Mack Transaction will be compensated for their service on the Advisory Board in the same amounts they were receiving as members of the Board of Directors until the expiration date of each of their current terms on the Board of Directors in the absence of the Mack Transaction.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation of the chief executive officer and the four most highly compensated executive officers of the Company other than the chief executive officer (collectively, the "Named Executive Officers") for each of the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                             ANNUAL COMPENSATION(1)
                                                                                             ----------------------
NAME AND PRINCIPAL POSITION                                                         YEAR     SALARY($)    BONUS($)
--------------------------------------------------------------------------------  ---------  ----------  ----------

Thomas A. Rizk..................................................................       1997     473,077   1,950,000
  Chief Executive Officer                                                              1996     300,000     750,000
                                                                                       1995     175,000     225,000

John R. Cali....................................................................       1997     228,846     175,000
  Executive Vice President                                                             1996     175,000     125,000
                                                                                       1995     150,000      50,000

Brant Cali......................................................................       1997     228,846     175,000
  Executive Vice President and Secretary                                               1996     175,000     125,000
                                                                                       1995     150,000      50,000

Roger W. Thomas.................................................................       1997     189,423   1,200,222
  Executive Vice President, General Counsel and Assistant Secretary                    1996     165,000      60,000
                                                                                       1995     150,000      30,000

Barry Lefkowitz.................................................................       1997     155,769   1,125,222
  Executive Vice President and Chief Financial Officer                                 1996     123,077      60,000
                                                                                       1995      92,512      30,000

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

------------------------

(1) The annual compensation portion of this table includes the dollar value of regular annual payments of base salary, bonus & any other annual compensation earned by each named executive officer during the stated fiscal year.

                                                              LONG-TERM COMPENSATION
                                                     -----------------------------------------
                                                               AWARDS                PAYOUTS
                                                     ---------------------------  ------------
                                                      RESTRICTED     SECURITIES
                                                         STOCK       UNDERLYING       LTIP           ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR     AWARD(S)($)(2)  OPTIONS(#)   PAYOUTS($)(8) COMPENSATION($)(9)
----------------------------------------  ---------  -------------  ------------  ------------  -------------------

Thomas A. Rizk..........................       1997     3,033,303      339,967(3)   4,437,247          9,103,269
  Chief Executive Officer                      1996             0      125,000(5)           0                  0
                                               1995             0              0            0                  0

John R. Cali............................       1997     3,033,303      105,295(3)           0          5,681,635
  Executive Vice President                     1996             0      125,000(5)           0                  0
                                               1995             0              0            0                  0

Brant Cali..............................       1997     3,033,303      105,295(3)           0          5,681,635
  Executive Vice President and Secretary       1996             0      125,000(5)           0                  0
                                               1995             0              0            0                  0

Roger W. Thomas.........................       1997       505,596       97,137(3)     739,542                  0
  Executive Vice President, General            1996             0       35,000(4)           0                  0
  Counsel and Assistant Secretary              1995             0       29,000(6)           0                  0

Barry Lefkowitz.........................       1997       505,596       97,137(3)     739,542                  0
  Executive Vice President and Chief           1996             0       35,000(4)           0                  0
  Financial Officer                            1995             0       29,000(7)           0                  0

------------------------

(2) On August 31, 1994, in connection with the consummation of the Company's initial public offering, the Company entered into employment agreements with each of Thomas A. Rizk, John R. Cali and Brant Cali. On January 21, 1997, the Company entered into amended and restated employment agreements with each of Messrs. Rizk, John R. Cali and Brant Cali, and employment agreements with each of Roger W. Thomas and Barry Lefkowitz. Pursuant to each such employment agreement, Messrs. Rizk, John R. Cali, Brant Cali, Thomas and Lefkowitz were issued 55,555, 55,555, 55,555, 9,260 and 9,260 restricted shares of Common Stock, respectively. Generally, one-fifth of the Restricted Stock granted were to vest each year following the date of grant, as long as such individual remained employed by the Company, if in the fiscal year immediately preceding such vesting (i) the Company achieved an eight percent (8%) funds from operations per common share increase, or (ii) the stockholders received a fifteen percent (15%) total return (dividends plus stock appreciation per share of Common Stock). On the date of such vesting of the Restricted Stock, each of Messrs. Rizk, John R. Cali, Brant Cali, Thomas and Lefkowitz were entitled to receive tax gross-up payments as compensation for the additional income taxes which would be required to be paid. The employment agreements provided that the vesting of the Restricted Stock would be accelerated upon a change in control or, in the case of Mr. Rizk, John R. Cali and Brant Cali, also upon termination of employment by the Company other than for cause or upon such individual's termination of his employment for good reason. Upon the closing of the Mack Transaction in December 1997, certain conditions in the employment agreements of each of the aforementioned senior executives were triggered, thereby resulting in, among other things, the acceleration of the vesting of the Restricted Stock, including the payment of the tax gross-up amounts relating thereto. The value of accelerated vesting in Restricted Stock and the tax gross-up payments relating thereto under such employment agreement for each executive upon consummation of the Mack Transaction, based on a $39.00 stock price, which price approximated the market price of the Company's Common Stock at the close of business on or about the date of closing of the Mack Transaction, is reflected in the table. For a further discussion of items which comprise these amounts, see "Certain Relationships and Related Transactions."

(3) Represents an option to purchase shares of Common Stock at an exercise price of $38.75 per share.

(4) Represents an option to purchase shares of Common Stock at an exercise price of $21.50 per share.

(5) Represents an option to purchase shares of Common Stock at an exercise price of $26.25 per share.

(6) Represents an option to purchase 19,000 shares of Common Stock at an exercise price of $17.25 per share and an option to purchase 10,000 shares of Common Stock at an exercise price of $19.875 per share.

(7) Represents an option to purchase 10,000 shares of Common Stock at an exercise price of $17.25 per share and an option to purchase 19,000 shares of Common Stock at an exercise price of $19.875 per share.

(8) In connection with their respective employment agreements, the Company made non-recourse stock acquisition loans to Mr. Rizk, Mr. Thomas and Mr. Lefkowitz in the amounts of $3,000,000, $500,000 and $500,000, respectively, the proceeds of which were simultaneously used by each of Mr. Rizk, Mr. Thomas and Mr. Lefkowitz to purchase 96,000, 16,000 and 16,000 shares of Common Stock, respectively, from the Company, pursuant to the terms of each loan. The Stock Acquisition Loans (and the interest thereon) were to be forgiven ratably in five annual installments on each anniversary date of the incurrence of such loan under certain terms and conditions, including the continued employment of each such executive with the Company. On the date of such forgiveness of the Stock Acquisition Loans, each of Messrs. Rizk, Thomas and Lefkowitz were entitled to receive tax gross-up payments as compensation for the additional income taxes which would be required to be paid. Such employment agreements provided that the forgiveness of the Stock Acquisition Loans would be accelerated upon a change in control or, in the case of Mr. Rizk, also upon termination of his employment by the Company other than for cause or upon his termination of his employment for good reason. Upon the closing of the Mack Transaction in December 1997, certain conditions in the employment agreements of each of the aforementioned senior executives were triggered, thereby resulting in, among other things, the acceleration of the forgiveness of the Stock Acquisition Loans, including interest thereon and the payment of the tax gross-up amounts relating thereto. The value of accelerated Stock Acquisition Loan forgiveness and the interest and tax gross-up payments relating thereto determined to be payable for each executive upon consummation of the Mack Transaction is reflected in the table. For a further discussion of items which comprise these amounts, see "Certain Relationships and Related Transactions."

(9) Under each of Messrs. Rizk's, Brant Cali's and John R. Cali's January 1997 employment agreements with the Company, each executive was entitled under certain circumstances to resign for good reason and to receive payment under the employment agreements of certain severance payments. Furthermore, upon a resignation for good reason, each such executive could immediately compete directly with the Company. In view of the significant changes in the overall authority, duties and responsibilities of these individuals resulting from the Mack Transaction, the Compensation Committee determined and the Board of Directors of the Company concurred that consummation of the Mack Transaction would have entitled each of these senior executives to terminate his employment for good reason, receive such payments and thereafter not be subject to the non-competition provisions of his employment agreement. However, the Compensation Committee and the Board of Directors concluded that the continued employment of and lack of competition by these senior executives is essential to the continued success of the Company's business and in the best interests of the Company and its stockholders. Therefore, the Board of Directors, in its discretion, authorized the Company to enter into new employment agreements with these senior executives, effective upon the consummation of the Mack Transaction, pursuant to which, among other things, the senior executives were paid the amounts referenced in the table in cancellation of their January 21, 1997 employment agreements and for the re-affirmation of their agreements not to compete directly with the Company. For a further discussion of items which comprise these amounts, see "Certain Relationships and Related Transactions." Each of these senior executives on December 11, 1997 entered into a new employment agreement with the Company pursuant to which each of the senior executives waived any right he may have had to sever employment and to compete with the Company as a result of the Mack Transaction. For a description of such employment agreements, see "Employment Contracts; Termination of Employment."

OPTION PLANS

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                                                                    GRANT
                                                                                                    DATE
                                                            INDIVIDUAL GRANTS                       VALUE
                                          ------------------------------------------------------  ---------

                                                         PERCENT OF
                                           NUMBER OF        TOTAL
                                          SECURITIES       OPTIONS       EXERCISE
                                          UNDERLYING     GRANTED TO       OR BASE                   GRANT
                                            OPTIONS       EMPLOYEES        PRICE                    DATE
                                            GRANTED       IN FISCAL       ($/SH)     EXPIRATION    PRESENT
NAME                                        (#)(2)        1997 (%)          (3)       DATE (4)    VALUE($)(5)
----------------------------------------  -----------  ---------------  -----------  -----------  ---------

Thomas A. Rizk..........................     339,976           17.4          38.75     12/12/07   2,427,429
  Chief Executive Officer

John R. Cali............................     105,295            5.4          38.75     12/12/07     751,806
  Executive Vice President

Brant Cali..............................     105,295            5.4          38.75     12/12/07     751,806
  Executive Vice President and Secretary

Roger W. Thomas.........................      97,137            5.0          38.75     12/12/07     693,558
  Executive Vice President, General
  Counsel and Assistant Secretary

Barry Lefkowitz.........................      97,137            5.0          38.75     12/12/07     693,558
  Executive Vice President and Chief
  Financial Officer

------------------------
(1) The Company has not, to date, granted any stock appreciation rights under the Employee Stock Option Plan.

(2) The Company has established the Director and Employee Stock Option Plans for the purpose of attracting and retaining officers, directors and employees. Options granted under the Director and Employee Stock Option Plans are exercisable for shares of Common Stock.

(3) The exercise price of all options is equal to the market price of the underlying Common Stock at the close of business on the date immediately preceding the date of grant. As of the Record Date, the closing stock price was $39.00 per share, as opposed to the exercise price of $38.75 per share.

(4) Each option granted in 1997 has a ten-year term, vests one-fifth each year beginning on the first day following the last day of the year in which options were granted, and becomes 100% vested on the first day following the fourth anniversary of the last day of the year in which the options were granted.

(5) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. All options referenced in the table were granted on December 12, 1997. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of six years, volatility of 24.75%, a dividend yield of 5.16% and an interest rate of 5.69%. The real value of the options in this table depends upon the actual performance of the Company's Common Stock during the applicable period.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF
                                                                 SECURITIES
                                                                 UNDERLYING
                                                                UNEXERCISED              VALUE OF UNEXERCISED
                                   SHARES                     OPTIONS/SARS AT                IN-THE-MONEY
                                  ACQUIRED                    FISCAL YEAR-END              OPTIONS/SARS AT
                                     ON        VALUE                (#)                  FISCAL YEAR END ($)
                                  EXERCISE    REALIZED   --------------------------  ----------------------------
NAME                                 (#)        ($)      EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------  ---------  ----------  -----------  -------------  -------------  -------------

Thomas A. Rizk..................    220,400   3,504,568           0        339,976   $           0   $   764,946

John R. Cali....................     10,000     163,809     315,000        105,295   $   6,356,250   $   236,914

Brant Cali......................          0           0     325,000        105,295   $   6,593,750   $   236,914

Roger W. Thomas.................     26,334     402,884      37,666         97,137   $     766,818   $   218,558

Barry Lefkowitz.................     26,334     387,144      37,666         97,137   $     758,943   $   218,558

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT

    THOMAS A. RIZK EMPLOYMENT AGREEMENT. On December 11, 1997, Thomas A. Rizk entered into a new employment agreement with the Company (the "Rizk Agreement") providing for a constant five year term. Mr. Rizk's annual base salary is $1,050,000, with annual increases within the discretion of the Executive Compensation Committee. Mr. Rizk also is eligible to receive an annual bonus and options within the discretion of the Board or the Executive Compensation Committee, as the case may be. Mr. Rizk is required to devote substantially all of his business time to the affairs of the Company and is generally restricted, during the term of his employment and in the event his employment is terminated by the Company for cause (as defined in the Rizk Agreement) or by him without good reason (as defined in the Rizk Agreement), for a period of one year thereafter, from conducting any competing office or office/ flex business activity within the continental United States. Mr. Rizk is entitled to receive his annual base salary (the "Annual Base Salary Payment") and a pro-rata portion of all other compensation based upon the average of the last two calendar years (the "Pro-Rata Portion of Other Compensation") through the end of his unexpired employment period (as defined in the Rizk Agreement) should the Company terminate his employment on account of Disability or in the event of his death. Mr. Rizk is entitled to the greater of a fixed amount in the sum of $10,000,000 or the sum total of (a) the Annual Base Salary Payment and (b) the Pro-Rata Portion of Other Compensation should the Company terminate his employment without cause or should he terminate his employment for good reason. Should Mr. Rizk terminate his employment on or within six months following a change in control (as defined in the Rizk Agreement), Mr. Rizk's termination shall be treated as a termination for good reason. Alternatively, Mr. Rizk may elect, prior to such change in control, to receive as a retention payment the rights and benefits he would have received had he terminated his employment at such time in exchange for remaining in the employ of the successor. In addition, the vesting of all options and other incentive compensation shall be accelerated should the Company terminate Mr. Rizk's employment other than for cause or should he terminate his employment for good reason or upon a change in control.

    MITCHELL E. HERSH EMPLOYMENT AGREEMENT. On December 11, 1997, in connection with the Mack Transaction, Mitchell E. Hersh entered into an employment agreement with the Company (the "Hersh Agreement"). Mr. Hersh's annual base salary is $1,050,000. The other terms and conditions of the Hersh Agreement are generally similar to those of the Rizk Agreement.

    JOHN R. CALI EMPLOYMENT AGREEMENT. On December 11, 1997, John R. Cali entered into a new employment agreement with the Company (the "J.R. Cali Agreement"). Mr. Cali's annual base salary is $325,000, with annual increases within the discretion of the Chief Executive Officer and the President. The other terms and conditions of the J.R. Cali Agreement are generally similar to those of the Rizk Agreement, except that the fixed amount Mr. Cali could receive should the Company terminate his employment without cause or should he terminate his employment for good reason is $3,200,000.

    BRANT CALI EMPLOYMENT AGREEMENT. On December 11, 1997, Brant Cali entered into a new employment agreement with the Company (the "B. Cali Agreement"). The terms and conditions of the B. Cali Agreement are generally similar to those of the J.R. Cali Agreement.

    TIMOTHY M. JONES EMPLOYMENT AGREEMENT. On December 11, 1997, the Company and Timothy M. Jones amended and restated Mr. Jones' employment agreement with the Company (the "Amended and Restated Jones Agreement"). The terms and conditions of the Amended and Restated Jones Agreement are generally similar to those of the J.R. Cali Agreement.

    ROGER W. THOMAS EMPLOYMENT AGREEMENT. On December 11, 1997, the Company and Roger W. Thomas amended and restated Mr. Thomas's employment agreement with the Company (the "Amended and Restated Thomas Agreement"). Mr. Thomas' annual base salary is $300,000. The terms and conditions of the Amended and Restated Thomas Agreement are generally similar to those of the J.R. Cali Agreement except that the fixed amount Mr. Thomas could receive should the Company terminate his employment without cause or should he terminate his employment for good reason is $3,000,000.

    BARRY LEFKOWITZ EMPLOYMENT AGREEMENT. On December 11, 1997, the Company and Barry Lefkowitz amended and restated Mr. Lefkowitz's employment agreement with the Company (the "Amended and Restated Lefkowitz Agreement"). The terms and conditions of the Amended and Restated Lefkowitz Agreement are generally similar to those of the Amended and Restated Thomas Agreement.

    ALBERT SPRING EMPLOYMENT AGREEMENT. On January 21, 1997, Albert Spring entered into an employment agreement with the Company (the "Spring Agreement"). Mr. Spring's annual base salary is $140,000, with annual increases within the discretion of the Executive Compensation Committee. Mr. Spring is also eligible to receive an annual bonus within the discretion of the Company. Mr. Spring is required to devote substantially all of his business time to the affairs of the Company and is generally restricted, during the term of his employment and in the event his employment is terminated by the Company for cause (as defined in the Spring Agreement) or by him without good reason (as defined in the Spring Agreement), for a period of one year thereafter, from conducting any competing office, industrial, or flex business activity within the states of New York, New Jersey, Pennsylvania or Connecticut. Mr. Spring is entitled to a continuation of his annual base salary and bonus through the end of his employment period (as defined in the Spring Agreement) should the Company terminate his employment other than for cause or should he terminate his employment for good reason. In addition, upon a change in control (as defined in the Spring Agreement), the vesting of all unvested options shall be accelerated.

    JAMES NUGENT EMPLOYMENT AGREEMENT. On January 21, 1997, James Nugent entered into an employment agreement with the Company (the "Nugent Agreement"). The terms and conditions of the Nugent Agreement are generally similar to those of the Spring Agreement except that Mr. Nugent's Agreement does not contain any non-competition provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no interlocking relationships involving the Company's Board which require disclosure under the executive compensation rules of the SEC.

BOARD EXECUTIVE COMPENSATION AND OPTION COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    In connection with the Mack Transaction, the Compensation Committee of the Board of Directors determined the compensation paid by the Company to certain senior executives of the Company. The Compensation Committee carefully considered the impact of the Mack Transaction both on the Company and its existing senior executives in order to determine what actions would constitute fair and even handed treatment of these senior executives who were essential to bringing about the Mack Transaction.

    Included in the many factors considered by the Compensation Committee were the impending changes in the ownership of the Company, the structure of the Board of Directors and the job titles and functions of the Company's existing senior executives directly attributable to the Mack Transaction. The Committee also considered the employment agreements that were in place for certain senior executives and the effects of the Mack Transaction on these agreements. Finally, it was noted that the consummation of the Mack Transaction represented the earlier than anticipated attainment of the Company's long range plans and goals and results in placement of the Company in a select group of REITs who excel in their marketplace.

    The Compensation Committee unanimously took the actions described above under "Certain Relationships and Related Transactions" and made a recommendation to the Board of Directors to ratify such actions. Upon further consideration of the proposals recommended by the Compensation Committee, the full Board of Directors (with Messrs. Thomas A. Rizk, Brant Cali and Brad W. Berger abstaining) then unanimously ratified the recommendations of the Compensation Committee.

    EXECUTIVE COMPENSATION PHILOSOPHY. The Compensation Committee will annually consider the appropriate combination of cash and option-based compensation and weigh the competitiveness of the Company's overall compensation arrangements in relation to comparable real estate investment trusts. From time to time the Compensation Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to the Company's executive officers and key employees, as well as to guide the Company in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

    The Compensation Committee believes that a fundamental goal of the Company's executive compensation program should be to provide incentives to create value for the Company's stockholders.

    BASE SALARIES. The base compensation levels for the Company's executive officers in 1997 were set to compensate the executive officers for the functions they will perform as well as to be consideration for certain non-competition provisions in the agreements. While no specific formula was used to determine base compensation levels for the Company's executive officers, the Company believes that the base salaries are generally in line with those of other publicly held real estate investment trusts the Company has reviewed, some of which entities are included in the NAREIT Equity REIT Index. Base salaries will be reviewed annually and may be increased by the Compensation Committee in accordance with certain criteria determined primarily on the basis of growth of revenues and funds from operations per share of Common Stock and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation peer group in which the Company competes for executive talent. The weight given such factors by the Compensation Committee may vary from individual to individual.

    ANNUAL BONUS COMPENSATION. The Company's policy of awarding annual cash bonuses is designed to specifically relate executive pay to Company and individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive Company and personal objectives. Actual awards paid are based primarily on actual Company performance. During 1997, discretionary incentive and merit cash bonuses in connection with the Mack Transaction and in recognition of other services performed during fiscal 1997 were awarded as follows: $1,950,000 to Thomas A. Rizk; $175,000 to each of John R. Cali and Brant Cali; $800,000 to Roger W. Thomas; $725,000 to Barry Lefkowitz; $1,575,000 to each of Timothy M. Jones and Brad W. Berger; $400,000 to James Nugent; and $450,000 to Albert Spring. See "Certain Relationships and Related Transactions" for a description of the discretionary incentive and merit bonuses.

    EMPLOYEE STOCK OPTION PLAN. Awards are granted under the Employee Stock Option Plan based on a number of factors, including (i) the executive officer's or key employee's position in the Company, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in the Company, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group and (v) individual contribution to the success of the Company's financial performance. However, the Employee Stock Option Plan does not provide any formulated method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 1997, 15,000 options at an exercise price of $30.25 per share were granted to each of Brad W. Berger and Timothy M. Jones, 105,295 options at $38.75 per share were granted to each of Brant Cali, John R. Cali and Timothy M. Jones, 48,569 options at $38.75 per share were granted to John J. Cali, 97,137 options at $38.75 per share were granted to each of Roger W. Thomas and Barry Lefkowitz, 56,726 options at $38.75 per share were granted to each of James Nugent and Albert Spring, and 339,976 options at $38.75 per share were granted to Thomas A. Rizk.

    The Company's Employee Stock Option Plan relates closely to traditional forms of equity-oriented compensation in the commercial real estate industry. The purpose of the option grants is to aid the Company in attracting and retaining quality employees, all advancing the interest of the Company's stockholders, by offering employees an incentive to maximize their efforts to promote the Company's economic performance. In addition, to assist the Company in retaining employees and encouraging them to seek long-term appreciation in the value of the Company's stock, options generally are not exercisable immediately upon grant, but instead vest over a period of years. Accordingly, an employee must remain with the Company for a period of years to enjoy the full economic benefit of an option.

    401(K) SAVINGS PLAN. The Company also maintains a tax-qualified 401(k) savings plan for its eligible employees known as the "Mack-Cali Realty Corporation 401(k) Savings and Retirement Plan" ("401(k) Plan"). Employees who have attained age 21 and completed one year of service with the Company are eligible to participate and may elect to defer up to 15% of their base pay on a pre-tax basis to the 401(k) Plan. The Company may make discretionary matching contributions to the 401(k) Plan on behalf of eligible participants in any plan year. Participants are always 100% vested in their pre-tax contributions and will become vested in any matching contributions made on their behalf after two years of service with the Company at a rate of 20% per year becoming 100% vested after a total of six years of service with the Company. The assets of the 401(k) Plan are held in trust and a separate account is established for each participant. A participant may receive a distribution of his vested account balance in the 401(k) Plan in a single sum or installment payment or in the form of an annuity upon his termination of service with the Company.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Thomas A. Rizk, the Chief Executive Officer of the Company, received a base salary during 1997 of $473,077 pursuant to the employment agreement entered into with him in January 1997. Mr. Rizk also received an option to purchase 339,976 shares of Common Stock at an exercise price of $38.75 per share under the Employee Stock Option Plan during 1997 and fees in the amount of $18,000 for his service as a Director of the Company. In 1997, Mr. Rizk also was paid a cash bonus of $1,950,000 in connection with the Mack Transaction and in recognition of services performed during fiscal 1997. The Compensation Committee recognizes Mr. Rizk's contributions to the Company's operations and attempts to ensure that the Chief Executive Officer's compensation is commensurate with the compensation of chief executive officers of competitive corporations. The Board of Directors deemed such bonus, option grant and Mr. Rizk's total compensation appropriate in light of Mr. Rizk's substantial contribution to the Company's growth and success in 1997. See "Certain Relationships and Related Transactions".

    In December 1997, in connection with the Mack Transaction, the Company entered into employment agreements with one of the former partners of The Mack Company, with Thomas A. Rizk and with two other of the Company's executive officers. The Company also entered into amended and restated employment agreements with three other executive officers of the Company. See "Employment Contracts; Termination of Employment" for a general description of the terms of such agreements.

                                          EXECUTIVE COMPENSATION AND OPTION
                                          COMMITTEE OF THE BOARD OF DIRECTORS

                                          ALAN G. PHILIBOSIAN
                                          BRENDAN T. BYRNE
                                          IRVIN D. REID

PERFORMANCE GRAPH

    Trading of the Company's Common Stock commenced on August 25, 1994, on a when issued basis. The following graph compares total stockholder returns from August 31, 1994 through December 31, 1997 to the Standard & Poor's 500 Stock Index ("S&P 500") and to the National Association of Real Estate Investment Trusts, Inc.'s Equity REIT (excluding Health Care REITs) Total Return Index ("NAREIT"). The graph assumes that the value of the investment in the Company's Common Stock and in the S&P 500 and NAREIT indices was $100 at August 31, 1994 and that all dividends were reinvested. The Common Stock's price on August 31, 1994 (on which the graph is based) and the initial public offering price of the Common Stock was $17.25.

    The stockholder return shown on the following graph is not necessarily indicative of future performance. The Company does not believe that the graph is particularly meaningful in that it covers a short period of time.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                      AMONG MACK-CALI REALTY CORPORATION,
               THE S&P 500 INDEX AND THE NAREIT EQUITY REIT INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           MACK-CALI REALTY CORPORATION     S&P      NAREIT

8/31/94                        $ 100.00   $ 100.00   $ 100.00

12/31/94                        $ 93.55    $ 97.57    $ 98.30

12/31/95                       $ 140.07   $ 127.01   $ 113.31

12/31/96                       $ 212.62   $ 164.91   $ 153.05

12/31/97                        $298.60    $219.95    $184.05

                                 PROPOSAL NO. 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Price Waterhouse LLP served as the Company's independent accountants for the fiscal year ended December 31, 1997 and has been appointed by the Board of Directors to continue as the Company's independent accountants for the fiscal year ending December 31, 1998. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of independent accountants will be reconsidered by the Board of Directors. Unless marked to the contrary, proxies received will be voted for RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

    A representative of Price Waterhouse LLP is expected to be present at the annual meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998.

                                 PROPOSAL NO. 3
               APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED
             ARTICLES OF INCORPORATION OF THE COMPANY TO DECREASE THE
       NUMBER OF AFFIRMATIVE VOTES NECESSARY TO EFFECT AN AMENDMENT THERETO
             FROM TWO-THIRDS TO A MAJORITY OF THE SHARES OUTSTANDING

    The Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") presently require the affirmative vote of at least two-thirds of all outstanding shares to effectuate an amendment to the Articles of Incorporation. The Maryland General Corporation Law provides that the Company's charter may be amended to decrease this required percentage to a majority of the outstanding shares.

    The Board of Directors deems it advisable that the Articles of Incorporation be amended, subject to approval by the stockholders, to decrease the affirmative vote required to effectuate a charter amendment from two-thirds to a majority of the outstanding shares. Approval of this amendment to the Articles of Incorporation requires the affirmative vote of two-thirds of all outstanding shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders. Abstention from voting on the proposal will have the same effect as voting against the proposal.

    The Board of Directors unanimously recommends a vote FOR approval of the amendment of Article VII of the Company's Articles of Incorporation so that, as amended, it shall read as follows:

    "The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. Notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to effect a charter amendment, any amendment to the charter of the Corporation shall be valid if such amendment shall have been duly advised by the Board of Directors of the Corporation and approved by the affirmative vote of at least a majority of all the votes entitled to be cast by the stockholders of the Corporation on the matter. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation."

    The Board of Directors believes the adoption of the amendment is advisable because it will bring the Company in line with other similar REITs, in particular, and with other public companies, in general, which typically require a majority, rather than a two-thirds vote, to amend their charter. In addition, approval of this amendment will provide the Company with greater flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock dividends or splits, employee benefit plans and other proper corporate purposes.

    Assuming a quorum is present, the affirmative vote, either in person or by proxy, of two-thirds of all outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting of Stockholders is required for the approval of this proposal. Abstention from voting on the proposal will have the same effect as a negative vote on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY.

                             STOCKHOLDERS PROPOSALS

    To be considered for presentation at the annual meeting of the Company's stockholders to be held in 1999, a stockholder proposal must be received by Brant Cali, Secretary, Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016, no later than December 1, 1998.

                                 OTHER MATTERS

    The Board of Directors knows of no other business which will be presented to the annual meeting. If any other business is property brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof and accordance with the judgments of the persons voting the proxies.

    It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ Brant Cali
                                          ______________________________________
                                          BRANT CALI
                                          SECRETARY

Date: March 31, 1998
     Cranford, New Jersey

                           APPENDIX A--FORM OF PROXY
PROXY                                                                      PROXY
                          MACK-CALI REALTY CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoint(s) Thomas A. Rizk, Mitchell E. Hersh, Roger
W. Thomas and Barry Lefkowitz, or any of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Mack-Cali Realty Corporation to be held at The Marriott at Glenpointe, Teaneck, New Jersey on Thursday, May 21, 1998, at 3:00 P.M., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. ANY PRIOR PROXY IS HEREBY REVOKED.

                          (TO BE SIGNED ON OTHER SIDE)

                              FOLD AND DETACH HERE

    -----------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBER 1, 2 AND 3.

PROPOSAL 1: The Election of Directors:
Brendan T. Byrne, Vincent Tese, Jeffrey
B. Lane and Martin D. Gruss.

FOR ALL NOMINEES LISTED     WITHHOLD
ABOVE (EXCEPT AS MARKED   AUTHORITY TO
   TO THE CONTRARY)       VOTE FOR ALL
          / /            NOMINEES LISTED
                              ABOVE
                               / /

PROPOSAL 2: Ratification of the
appointment of Price Waterhouse LLP as
the independent auditors of the Company.

   FOR       AGAINST         ABSTAIN
   / /         / /             / /
PROPOSAL 3: Approval of amendment to the
Amended and Restated Articles of
Incorporation of Mack-Cali Realty
Corporation to decrease the number of
affirmative votes necessary to effect an
amendment thereto from two-thirds to a
majority of the shares outstanding.

   FOR       AGAINST         ABSTAIN
   / /         / /             / /

Instructions: To withhold authority to
vote for any individual nominee write
that nominee's name here:

---------

In accordance with their discretion,
said Attorneys and Proxies are
authorized to vote upon such other
matters or proposals not known at the
time of solicitation of this proxy which may properly come before the meeting.

Please sign exactly as your name appears at the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

             Dated: , 1998
               Signature

      (Signature if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THIS
PROXY CARD PROMPTLY, USING THE ENCLOSED
ENVELOPE, THANK YOU